ENZON, INC.
                      1996 INDEPENDENT DIRECTORS STOCK PLAN


     1. Purpose and Persons Covered. The purpose of the 1996 Independent Directors Stock Plan of Enzon, Inc. is to provide compensation to Independent Directors for serving on the Board and align their economic interests more closely with those of Enzon shareholders.

     2. Definitions.

          (a) "Board" shall mean the Board of Directors of the Company.

          (b) "Common Stock" shall mean the $.01 par value Common Stock of the Company.

          (c) "Company" shall mean Enzon Inc., a Delaware corporation.

          (d) "Compensation Committee" shall mean the Compensation Committee of the Board.

          (e) "Fair Market Value" of a Share of Common Stock as of a specified date shall mean (i) the last reported sale price of a Share on the NASDAQ National Market on such date or if no Shares are traded on such date, such last reported sale price on the next following date on which such Shares are traded, or (ii) the closing price of a Share on the principal securities exchange on which such Shares are traded on such date or if no Shares are traded on such date, such closing price on the next following date on which such Shares are traded, or (iii) if the Shares are not traded on the NASDAQ National Market or on a securities exchange, the average of the high bid and low asked prices of the Shares in the over-the-counter market on such date or if no such prices are recorded on such date, the next following date on which such high bid and low asked prices are recorded. If the Shares are not publicly traded, Fair Market Value shall be determined in good faith by the Board.

          (f) "Independent Directors" shall mean members of the Board who are not officers and/or employees of the Company.

          (g) "Plan" shall mean this Enzon, Inc. 1996 Independent Directors Stock Plan.

          (h) "Share" shall mean one share of Common Stock.


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     3. Administrator. The Plan shall be administered, construed and interpreted by the Compensation Committee or the Board.

     4. Eligibility. All Independent Directors shall participate in the Plan. Independent Directors shall cease to be eligible to participate in the Plan at the time their membership on the Board of Directors terminates.

     5. Effective Date. This Plan was approved by the Board effective January 15, 1996 (the "Effective Date"); provided that the Plan shall terminate if the shareholders of the Company do not approve the Plan on or before March 31, 1997. The right to receive Shares in accordance with the Plan shall be earned by the Independent Directors commencing as of the Effective Date; provided that no Shares shall be issued to the Independent Directors hereunder until the Plan is approved by the shareholders of the Company; and further provided that the Independent Directors' right to the Shares earned hereunder shall terminate if the Plan is not approved by the shareholders of the Company on or before March 31, 1997.

     6. Grant of Shares

          (a) Quarterly Grants. As part of his or her director's fee, each Independent Director shall be granted Shares equivalent to $2,500 per quarter, as determined in subsection (b) hereof, plus Shares equivalent to $500 per Board meeting attended by the Independent Director in such quarter, as determined in subsection (b) hereof. Subject to Section 5 hereof, Shares granted shall be issued and delivered to the Independent Director as soon as is practicable following the last trading day of each quarter provided such Independent Director has served continuously on the Board during the preceding quarter.

          (b) Determining Grant. The number of Shares issuable will be determined by dividing the amount of compensation payable to an Independent Director in each quarter by the Fair Market Value of a Share (as defined in Section 2 (e) hereof) on the last day of such quarter. A whole Share of Common Stock shall be paid in lieu of any fractional Share resulting from the computation described in this section.

     7. Shares. The Shares granted under the Plan shall be Shares of authorized but unissued or reacquired Common Stock. The aggregate number of Shares which may be issued under this Plan shall not exceed 240,000, subject to adjustment in accordance with Section 10 hereof.

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     The  limitations  established  by  this  Section  7  shall  be  subject  to adjustment upon the occurrence of the events specified and in the manner provided in Section 10 hereof.

     8. Terms and Conditions of Shares.

          (a) Rights as a Stockholder. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date the Shares are granted hereunder, except as provided in Section 10 hereof. No rights as a stockholder of the Company as such shall accrue to any person hereunder unless and until Shares are granted.

     9. Term of Plan. Shares may be granted pursuant to the Plan until 5:00 p.m. local time on December 3, 1999.

     10. Recapitalization. In the event of a recapitalization, stock split, stock dividend, combination or exchange of Shares, merger, consolidation, rights offering, reorganization or liquidation or any other similar change in the corporate structure of the Company or the Shares, the Compensation Committee or the Board may make such equitable adjustments to prevent dilution or enlargement of rights in the number and class of Shares authorized to be granted hereunder as the Compensation Committee or the Board may deem appropriate.

     11. Securities Law Requirements. No Shares shall be issued unless and until the Company has determined that: (i) it has taken all actions required to register the Shares under the Securities Act of 1933 or perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of the NASDAQ National Market or of any stock exchange on which the Common Stock is then listed has been satisfied; and (iii) any other applicable provision of state or Federal law has been satisfied.

     12. Termination or Amendment of the Plan. The Board may at any time terminate the Plan and may from time to time alter or amend the Plan or any part thereof; provided that, any such alteration or amendment shall be subject to shareholder approval to the extent required by applicable Federal or state law, or the NASDAQ National Market or such other automated quotation system or national exchange on which the Common Stock may be traded.

     13. No Obligation to Reelect. Nothing in the Plan shall be deemed to create any obligation on the part of the Board of Directors to nominate any Independent Director for reelection by the Company's stockholders.

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     14.  Governing  Law.  The  provisions  of this Plan shall be  governed  and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of laws provisions thereof.


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